Exhibit 4.13

THIRD AMENDMENT

TO THE

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective May 20, 2020)

The Eastman Kodak Company 2013 Omnibus Incentive Plan, as amended and restated effective May 20, 2020 (the “Plan”), is hereby amended as follows, effective May 20, 2026:

1.
Section 5.1 of the Plan is hereby amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan from 20,000,000 Shares to 28,000,000 Shares.
2.
Section 16.19 of the Plan is hereby amended and restated in its entirety to provide as follows:

“16.19 Effective Date. The Plan originally became effective as of September 3, 2013; was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan effective May 22, 2018; was amended to increase the limit on the number of Options or Stock Appreciation Rights that may be granted to an Employee in any calendar year under the Plan effective February 20, 2019; was amended and restated to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan and to make certain other changes effective May 20, 2020; was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan and to change the method of counting Shares granted under the Plan effective May 19, 2021; was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan effective May 15, 2024; and was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan effective May 20, 2026 (the “Effective Date”).”

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